Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2014

FOURTH QUARTER AND FULL YEAR RESULTS

•	Achieves Fourth Quarter Earnings per Diluted Share of $0.13 (Including Charges of $0.06 per Diluted Share for Legal and Other Matters)

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., February 24, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2014 fourth quarter and full year ended December 28, 2014.

As the Company previously reported, net sales for the fiscal 2014 fourth quarter increased to $250.3 million from net sales of $248.0 million for the fourth quarter of fiscal 2013. Same store sales decreased 0.5% for the fourth quarter of fiscal 2014.

Gross profit for the fiscal 2014 fourth quarter was $79.1 million, compared to $80.8 million in the fourth quarter of the prior year. The Company’s gross profit margin was 31.6% in the fiscal 2014 fourth quarter versus 32.6% in the fourth quarter of the prior year. The decrease in gross profit margin was driven primarily by a decrease in merchandise margins of 13 basis points, as well as an increase in distribution and store occupancy costs as a percentage of net sales. For comparison purposes, merchandise margins in the fourth quarter of fiscal 2013 increased by 47 basis points versus the fourth quarter of fiscal 2012.

Selling and administrative expense as a percentage of net sales was 29.7% in the fiscal 2014 fourth quarter versus 28.9% in the fourth quarter of last year. Overall selling and administrative expense increased $2.6 million during the quarter from the prior year due primarily to a pre-tax charge of $1.4 million related to legal accruals and a non-cash pre-tax impairment charge of $0.4 million related to certain underperforming stores, as well as higher employee labor and benefit-related expense and higher store-related expenses reflecting an increased store count, partially offset by a decrease in advertising expense.

Net income for the fourth quarter of fiscal 2014 was $2.8 million, or $0.13 per diluted share, including $0.04 per diluted share for a pre-tax charge for legal accruals, $0.01 per diluted share for a non-cash pre-tax impairment charge and $0.01 per diluted share in net expenses associated with the development and operation of the Company’s e-commerce platform, compared to net income for the fourth quarter of fiscal 2013 of $5.2 million, or $0.23 per diluted share, including $0.01 per diluted share for e-commerce development expenses.

For the fiscal 2014 full year, net sales were $977.9 million, compared to net sales of $993.3 million for fiscal 2013. Same store sales decreased 2.9% in fiscal 2014 from the prior year. For comparison purposes, the Company’s same store sales increased 3.9% in fiscal 2013 over the comparable period in fiscal 2012. Net income in fiscal 2014 was $14.9 million, or $0.67 per diluted share, including $0.04 per diluted share for legal accruals, $0.03 per diluted share for non-cash impairment charges and $0.03 per diluted share for net expenses associated with the development and operation of the Company’s e-commerce platform, compared to net income in fiscal 2013 of $27.9 million, or $1.27 per diluted share, including $0.04 per diluted share for legal accruals and $0.02 per diluted share for e-commerce development expenses.

“As we previously reported, the softness in our fourth quarter performance was essentially confined to the holiday period,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Although same store sales were positive in October and November, the December selling period was impacted by weaker than expected sales of firearm-related products and soft sales of winter-related products due to the lack of favorable winter weather throughout virtually all of our market areas prior to Christmas, as well as a highly promotional holiday retail environment.”

Mr. Miller continued, “We got off to a very positive start for 2015, as same store sales increased in the low double-digit range for January on the strength of outstanding winter weather conditions in our markets over the New Year holiday period. Unfortunately, winter weather conditions in our markets turned extremely unfavorable over the last several weeks, including the President’s Day holiday, and as a result our winter business has been negatively impacted and our same store sales declined in the low single-digit range for our February period. For the first quarter to date, our sales are comping up in the low-mid-single-digit range. We are encouraged that over the course of the quarter, we have experienced strength in a number of our non-winter product categories, which has contributed to each of our three major merchandise categories (footwear, apparel and hardgoods) comping positively for the period to date. While we believe that we should be positioned to produce positive same store sales in March, the shipping backlog from the tentatively resolved labor dispute at West Coast ports, through which most of our products travel, has created uncertainty about product availability and sales. We have attempted to reflect the anticipated impact of the port dispute in our outlook for the first quarter.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on March 16, 2015 to stockholders of record as of March 2, 2015.

Share Repurchases

In fiscal 2014, pursuant to its share repurchase program, the Company repurchased 223,051 shares of its common stock for a total expenditure of $2.5 million. In fiscal 2015 through February 20, 2015, the Company has repurchased 74,873 shares of its common stock for a total expenditure of $0.9 million. As of February 20, 2015, the Company had $6.2 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2015 first quarter, the Company expects same store sales to increase in the low to mid-single-digit range and earnings per diluted share to be in the range of $0.06 to $0.13. First quarter guidance reflects uncertainty regarding product availability and sales as a result of the tentatively resolved labor dispute at West Coast ports.

Store Openings

During the fourth quarter of fiscal 2014, the Company opened 10 new stores, ending fiscal 2014 with 439 stores in operation. During the fiscal 2015 first quarter, the Company has closed three stores, one as part of a relocation that began in fiscal 2014, and anticipates opening one store. For the fiscal 2015 full year, the Company currently anticipates opening approximately 10 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 24, 2015 at 2:00 p.m. Pacific (5:00 p.m. ET) to discuss financial results for the fourth quarter of fiscal 2014. To access the conference call, participants in North America should dial (888) 401-4669, and international participants should dial (719) 457-2628. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 3, 2015 by calling (877) 870-5176 to access the playback; passcode is 1383755.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 439 stores under the “Big 5 Sporting Goods” name as of the fiscal year ended December 28, 2014. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 28, 2014	December 29, 2013
ASSETS
Current assets:
Cash	$11,503	$9,400
Accounts receivable, net of allowances of $110 and $105, respectively	15,680	16,301
Merchandise inventories, net	310,088	300,952
Prepaid expenses	9,358	6,356
Deferred income taxes	11,025	12,000

Total current assets	357,654	345,009

Property and equipment, net	78,440	75,608
Deferred income taxes	12,792	13,564
Other assets, net of accumulated amortization of $1,067 and $891, respectively	2,257	3,274
Goodwill	4,433	4,433

Total assets	$455,576	$441,888

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$92,369	$104,826
Accrued expenses	70,399	69,923
Current portion of capital lease obligations	1,197	1,567

Total current liabilities	163,965	176,316

Deferred rent, less current portion	20,736	21,078
Capital lease obligations, less current portion	1,155	1,595
Long-term debt	66,312	43,018
Other long-term liabilities	8,404	9,111

Total liabilities	260,572	251,118

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,445,345 and 24,339,537 shares, respectively; outstanding 22,180,458 and 22,297,701 shares, respectively	245	244
Additional paid-in capital	110,707	109,901
Retained earnings	112,521	106,565
Less: Treasury stock, at cost; 2,264,887 and 2,041,836 shares, respectively	(28,469)	(25,940)

Total stockholders' equity	195,004	190,770

Total liabilities and stockholders' equity	$455,576	$441,888

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net sales (1)	$250,332	$248,037	$977,860	$993,323
Cost of sales	171,193	167,235	664,411	664,583

Gross profit (1)	79,139	80,802	313,449	328,740

Selling and administrative expense (1) (2)	74,383	71,773	288,274	281,313

Operating income	4,756	9,029	25,175	47,427

Interest expense	476	479	1,667	1,745

Income before income taxes	4,280	8,550	23,508	45,682

Income taxes	1,465	3,360	8,632	17,736

Net income (1) (2)	$2,815	$5,190	$14,876	$27,946

Earnings per share:
Basic	$0.13	$0.24	$0.68	$1.28

Diluted (1) (2)	$0.13	$0.23	$0.67	$1.27

Dividends per share	$0.10	$0.10	$0.40	$0.40

Weighted-average shares of common stock outstanding:
Basic	21,841	21,960	21,933	21,765

Diluted	21,998	22,207	22,133	22,083

(1)	In the fourth quarter and full fiscal year ended December 28, 2014, the Company recorded a pre-tax charge of $1.4 million reflecting legal accruals that were classified as selling and administrative expense. In fiscal 2013, the Company recorded a pre-tax charge of $1.3 million for legal accruals, of which $0.3 million was classified as a reduction to net sales and $1.0 million was classified as selling and administrative expense. In the fourth quarter and full fiscal year ended December 28, 2014, this charge reduced net income by $0.9 million, or $0.04 per diluted share, and in fiscal 2013, this charge reduced net income by $0.8 million, or $0.04 per diluted share.
(2)	In the fourth quarter and full fiscal year ended December 28, 2014, the Company recorded pre-tax non-cash impairment charges of $0.4 million and $1.2 million, respectively, and in fiscal 2013, the Company recorded a pre-tax non-cash impairment charge of $0.1 million. These charges related to certain underperforming stores and were classified as selling and administrative expense. In the fourth quarter and full fiscal year ended December 28, 2014, these charges reduced net income by $0.3 million, or $0.01 per diluted share, and $0.8 million, or $0.03 per diluted share, respectively. In fiscal 2013, this charge reduced net income by $44,000, or $0.00 per diluted share.